UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2003

GENE LOGIC INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-23317	06-1411336
(Commission File No.)	(IRS Employer Identification No.)

708 Quince Orchard Road
Gaithersburg, Maryland 20878
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 987-1700

Item 2. Acquisition of Disposition of Assets.

     On April 1, 2003, Gene Logic Inc. (“Gene Logic”) completed its acquisition of TherImmune Research Corporation (“TherImmune”), a privately held preclinical contract research organization, for total consideration of approximately $52 million, subject to final adjustment within 60 days, pursuant to the terms of an Agreement and Plan of Merger dated February 25, 2003, by and among Gene Logic, TherImmune, GLA II Corp. and Edward J. Krause, III solely in his capacity as Securityholders’ Representative. The transaction will be accounted for under the purchase method of accounting. As a result of the merger, TherImmune’s shares have been converted into the right to receive approximately $21.1 million in cash and 3,978,615 shares of Gene Logic Common Stock, subject to final adjustment. In addition, all of TherImmune’s outstanding stock options were terminated and optionholders will be paid approximately $9.7 million in cash, subject to final adjustment. A portion of the consideration paid in the merger will be held in escrow to satisfy potential indemnification obligations of the TherImmune securityholders. Cash paid as part of total consideration utilized Gene Logic’s existing cash balance.

     In connection with the merger, the former Chief Executive Officer of TherImmune, Stephen J. Trevisan, entered into an Employment Agreement with Gene Logic, pursuant to which he was elected an officer and appointed as a member of Gene Logic’s Board of Directors.

     Except for the transactions contemplated by the Agreement and Plan of Merger, there are no material relationships between Gene Logic or any of its affiliates, directors or officers, or any associate of any such directors and officers, and TherImmune.

     A copy of the Agreement and Plan of Merger, a copy of Mr. Trevisan’s Employment Agreement and a copy of Gene Logic’s press release related to this event are respectively filed as Exhibits 2.1, 10.77 and 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired

The Registrant will provide the financial statements required by paragraph (a) of Item 7 of Form 8-K on or before May 30, 2003.

(b)	Pro Forma Financial Information

The Registrant will provide the pro forma financial information required by paragraph (b) of Item 7 of Form 8-K on or before May 30, 2003.

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gene Logic Inc.

Dated: April 3, 2003	By:	/s/ Philip L. Rohrer, Jr.
Philip L. Rohrer, Jr.
Chief Financial Officer

EXHIBIT INDEX

The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger dated February 25, 2003, by and among Gene Logic Inc., TherImmune Research Corporation, GLA II Corp., a Delaware corporation and wholly owned subsidiary of Gene Logic Inc., and Edward J. Krause, III, solely in his capacity as Securityholders’ Representative.

10.77	Employment Agreement dated April 1, 2003, by and between Registrant and Stephen J. Trevisan.

99.1	Press Release dated April 1, 2003.